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                                                                      Exhibit 11







                        CORTLAND BANCORP AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
              -----------------------------------------------------




                                               Years ended December 31,
                                           --------------------------------
                                              1997       1996        1995
                                           ---------   ---------   ---------

Average shares outstanding                  1,132,869   1,107,480   1,083,535

Net Income ($000 Omitted)                     $ 4,454     $ 4,110     $ 3,289

Earnings per share                            $  3.93     $  3.71     $  3.04



     Average shares outstanding and earnings per share have been restated to give retroactive effect to the 3% stock dividends paid as of January 1, 1998, 1997 and 1996.